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                                                                       EXHIBIT 5

                  [WATKINS LUDLAM & STENNIS. P.A.  LETTERHEAD]
                                October 4, 1996



Board of Directors
Hancock Holding Company
One Hancock Plaza
2510 14th Street
Gulfport, Mississippi 39501

Gentlemen:

         We have acted as counsel to Hancock Holding Company in connection with the preparation of its Registration Statement on Form S-4 for registration of 450,330 shares of Common Stock, $3.33 par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of June 19, 1996, by and among Hancock Holding Company, Hancock Bank of Louisiana, Community Bancshares, Inc. and Community State Bank.

         We have examined the Merger Agreement, the Articles of Incorporation and the amendments thereto of Hancock Holding Company, and such other documents as we deemed relevant.

         Based on the foregoing, it is our opinion that the 450,330 shares of Common Stock of Hancock Holding Company to be registered under the Securities Act of 1933, when issued pursuant to the Merger Agreement will be legally issued, fully paid and non-assessable shares of Common Stock of Hancock Holding Company

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Proxy Statement comprising Part I of the Registration Statement.

                                        Sincerely,



                                        WATKINS LUDLAM & STENNIS, P.A.